                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       THE WASHINGTON WATER POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

PLEASE SAVE THE EXPENSE OF A SECOND MAILING BY RETURNING THE ENCLOSED PROXY CARD
                                   PROMPTLY.
       YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                      LOGO

PAUL A. REDMOND
Chairman of the Board, President
and Chief Executive Officer
                                                                  March 31, 1995

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to invite you to attend the 1995 Annual Meeting of Shareholders of the Company. I'm looking forward to giving you a progress report on our merger with Sierra Pacific Resources, as well as a review of our 1994 financial results. Walter Higgins, Chairman, President and CEO of Sierra Pacific, will also be joining us to review Sierra's past year. In addition, we'll share with you our expectations and vision for the new company -- to be the recognized standard in the energy services business.

Date:      Thursday Afternoon, May 11, 1995     Place:     Spokane Convention Center
Time:      2:15 p.m. Doors Open                            (See next page for map/details.)
           2:30 p.m. Reception and                         West 334 Spokane Falls Blvd.
           Refreshments                                    Spokane, Washington
           3:00 p.m. Annual Meeting Convenes

As noted above, we'll have a reception and refreshments beginning at 2:30 p.m. Our Directors, Officers, and Managers will be there to greet and visit with you. The Annual Meeting will begin promptly at 3:00 p.m.

We've arranged for two hours of free parking at the participating lots as shown on the map. And, as an added bonus, the Crescent Court and River Park Square merchants have generously provided discount coupons from their stores. The parking and shopping coupons will be available before and after our meeting.

We hope that you'll be able to participate in this important meeting to hear about the future of your Company. Whether or not you're able to attend, please take the opportunity to review the Annual Report and Proxy Statement enclosed and vote your proxy. Thank you for your continued support and we look forward to seeing you.

                                          Sincerely,

                                          /s/ Paul A. Redmond

   The Washington Water Power Company P.O. Box 3647 Spokane, Washington 99220
            Shareholder Services - (509)489-0500 or (1)(800)727-9170

IF YOU'RE DISABLED AND REQUIRE SPECIAL ACCOMMODATIONS AT OUR ANNUAL MEETING, PLEASE CALL CHRIS BOWERS OR SUE MINER IN SHAREHOLDER SERVICES BY APRIL 20.

              [PASTE UP MAP & DIRECTIONS FOR ANNUAL MEETING SITE]

                       THE WASHINGTON WATER POWER COMPANY
                            EAST 1411 MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON THURSDAY AFTERNOON, MAY 11, 1995

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Washington Water Power Company will be held at the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington 99201, at 3:00 p.m., Spokane Time, on Thursday, May 11, 1995 for the following purposes:

    (1) To elect three directors of the Company.

    (2) To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 16, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person.

    Shareholders who cannot be present at the meeting are urged to sign, date, and mail the enclosed form of proxy to the Company in the enclosed postage-paid envelope as promptly as possible.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 31, 1995

                       THE WASHINGTON WATER POWER COMPANY
                            EAST 1411 MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Washington Water Power Company of proxies for use at the Annual Meeting of Shareholders to be held at the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington 99201, at 3:00 p.m., Spokane Time, on Thursday, May 11, 1995, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the meeting may be revoked by the person giving it at any time prior to the exercise of the powers conferred thereby. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 1995.

    Holders of Common Stock of record at the close of business on March 16, 1995 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 54,810,894 shares of Common Stock.

                                     VOTING

    Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the votes entitled to be cast on a matter by holders of outstanding shares of the Company's Common Stock constitutes a quorum for action on such matter. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

    Assuming a quorum exists with respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively and accordingly may give one nominee for election as many votes as the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more of the nominees as such shareholder shall think fit. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to three individuals for the 1995 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes and abstentions are not considered "votes cast."

                                PROPOSED MERGER

    In June 1994, the Company, Sierra Pacific Resources (SPR), Sierra Pacific Power Company (SPPC), a subsidiary of SPR, and Resources West Energy Corporation (Resources West), a newly formed subsidiary of the Company, entered into an Agreement and Plan of Reorganization and Merger which, as subsequently amended (Merger Agreement), provides for the merger of the Company, SPR, and SPPC with and into Resources West. As a result of the merger, holders of Company Common Stock would receive one share and holders of SPR Common Stock would receive 1.44 shares of Resources West Common Stock, respectively.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    At the meeting, three directors are to be elected, to hold office for a term of three years until 1998, and in each case until their respective successors shall be elected and shall qualify. The Merger Agreement mentioned previously provides that the Board of Directors of Resources West will, upon consummation of the Merger, consist of 17 persons with nine persons designated by the Company, including Paul A. Redmond, who is currently Chairman of the Board, President and Chief Executive Officer of the Company, and eight persons designated by SPR, including Walter M. Higgins, who is currently Chairman of the Board, President and Chief Executive Officer of SPR. Unless authority to do so is withheld, the persons named as proxies in the accompanying form of proxy will vote for the election of the nominees listed below, or in the discretion of such persons will vote cumulatively for the election of one or more of such nominees. The Board of Directors has no reason to believe that any such nominee will be unable to serve as a director. If, however, any such nominee shall become unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

    The following tabulation, prepared from information furnished to the Company by the nominees and the continuing directors, shows as to each nominee or continuing director his or her principal occupation and the year in which he or she first became a director, if applicable.

                                 -- NOMINEES --

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------

DAVID A. CLACK

Director Since February 4, 1988         President
Age -- 60                               Clack and Co.
(to be elected for a term expiring      Spokane, Washington
in 1998)

For over five years, Mr. Clack has been President of Clack and Co., an investment firm headquartered in Spokane, Washington. Previously, Mr. Clack was Chairman of the Board and Chief Executive Officer of Old National Bancorporation of Washington.

DUANE B. HAGADONE

Director Since May 13, 1966             President
Age -- 62                               Hagadone Corporation
(to be elected for a term expiring      Coeur d'Alene, Idaho
in 1998)

For over five years, Mr. Hagadone has been owner of the Hagadone Corporation which has its headquarters in Coeur d'Alene, Idaho, and operates three major divisions: Hagadone Communications Company, Hagadone Hospitality Company, and Hagadone Investment Company. Mr. Hagadone is also a director of Coeur d'Alene Mines Corporation in Coeur d'Alene, Idaho.

LARRY A. STANLEY

Director Since May 10, 1991             President and Chief Executive Officer
Age -- 66                               Empire Bolt & Screw, Inc.
(to be elected for a term expiring      Spokane, Washington
in 1998)

For over five years, Mr. Stanley has been President and Chief Executive Officer of Empire Bolt & Screw, Inc., a Spokane distribution company which he founded in 1972. He is a past Chairman of the Association of Washington Business and past President of the Inland Northwest Council of Boy Scouts of America. Mr. Stanley is also a board member of the Washington State Governor's Small Business Improvement Council and Chairman of the Spokane Area Chamber of Commerce.

                           -- CONTINUING DIRECTORS --

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------

ROBERT S. JEPSON, JR.

Director Since November 1, 1993         Chairman of the Board, President and
Age -- 52                               Chief Executive Officer
(term expiring in 1996)                 Kuhlman Corporation
                                        Savannah, Georgia

Mr. Jepson has been Chairman of the Board, President and Chief Executive Officer of Kuhlman Corporation, in Savannah, Georgia, since 1993. Kuhlman Corporation manufactures distribution, power and instrument transformers marketed to the electric utility industry, and springs and metal products, primarily for the automotive industry. Since 1989, Mr. Jepson has also served as Chairman of the Board and Chief Executive Officer of Jepson Associates, Inc., a private investment firm in Savannah, Georgia. He is also Chairman of the Board of Coburn Optical Industries, Inc., in Tulsa, Oklahoma, and Chairman of the Board and Chief Executive Officer of Jepson Vineyards, Ltd., in Ukiah, California. In addition, Mr. Jepson is a director of Savannah Foods & Industries, Inc., of Savannah, Georgia, and a director of Schwitzer Inc., of Ashville, North Carolina.

EUGENE W. MEYER

Director Since May 11, 1990             Financial Consultant
Age -- 58                               Hilton Head Island, South Carolina
(term expiring in 1996)

For over five years, Mr. Meyer has been in the financial consulting business. He was previously a Managing Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. Mr. Meyer is a Chartered Financial Analyst.

PAUL A. REDMOND

Director Since August 1, 1980           Chairman of the Board, President and
Age -- 58                               Chief Executive Officer of the Company
(term expiring in 1996)                 Spokane, Washington

Mr. Redmond was appointed Chairman of the Board and Chief Executive Officer of the Company in 1985, and reappointed as President in February 1994. He was employed by the Company in 1965. His experience includes Construction and Maintenance Engineer, Superintendent of Contract Construction, Manager of Construction and Maintenance, and Assistant to the President. He was appointed a Vice President in 1978, Executive Vice President in 1980, President and Chief Operating Officer in 1982, and President and Chief Executive Officer in 1984. Mr. Redmond is also a director of U.S. Bancorp in Portland, Oregon, Chairman of the Board of Itron, Inc., in Spokane, Washington, and Chairman of the Board of Pentzer Corporation (the Company's wholly owned private investment firm), in Spokane, Washington.

GENERAL H. NORMAN SCHWARZKOPF

Director Since November 1, 1993         U.S. Army Retired
Age -- 60                               Author and Speaker
(term expiring in 1997)                 Tampa, Florida

General Schwarzkopf was a career officer in the United States Army and served as Commander in Chief, United States Central Command and Commander of Operations Desert Shield and Desert Storm. He is active with the Florida Conservation Association and the Nature Conservancy, and is the National Spokesperson for the Recovery of the Grizzly Bear. In addition, he is an author and a much sought after speaker on a number of issues and topics. The General is a director of Kuhlman Corporation in Savannah, Georgia. The General is also a member of the University of Richmond Board of Trustees, and a director of Borg-Warner Security Corporation in Chicago, Illinois.

B. JEAN SILVER

Director Since May 13, 1988             Certified Public Accountant
Age -- 68                               Washington State Legislator
(term expiring in 1997)                 Spokane, Washington

Mrs. Silver was a consultant to the City of Spokane in economic development financing from 1981 to 1987. Prior to the consulting work, she was in public accounting. Mrs. Silver has been a Washington State Legislator in Olympia for over ten years.

R. JOHN TAYLOR

Director Since May 10, 1985             Chairman of the Board and
Age -- 45                               Chief Executive Officer
(term expiring in 1997)                 The Universe Life Insurance Company
                                        Lewiston, Idaho

For over five years, Mr. Taylor has been Chairman of the Board and Chief Executive Officer of The Universe Life Insurance Company. Universe Life is a subsidiary of AIA Services Corporation, a life insurance holding company. Mr. Taylor also serves as President of AIA Services and has been its Chief Operating Officer for over five years. He is also Chairman of the Board of Great Fidelity Life Insurance Company of Fort Wayne, Indiana.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership of Common Stock of the Company held, as of March 16, 1995, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's preferred stock nor do the directors and executive officers as a group own in excess of 1% of the outstanding Common Stock of the Company. Also, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                                                   AMOUNT AND NATURE OF BENEFICIAL
                                                                                              OWNERSHIP
                                                                                 -----------------------------------
                                                                                   DIRECT      INDIRECT      TOTAL
                                                                                 -----------  -----------  ---------
W. Lester Bryan................................................................      8,296        3,870(1)    12,166
David A. Clack(2)..............................................................      2,780                     2,780
Jon E. Eliassen(2)(3)..........................................................      7,966        9,471(1)    17,437
Robert D. Fukai................................................................      6,888        6,726(1)    13,614
Duane B. Hagadone(2)...........................................................     52,665                    52,665
Robert S. Jepson, Jr.(2).......................................................     12,780                    12,780
Eugene W. Meyer(2).............................................................      9,780                     9,780
Nancy J. Racicot...............................................................        843        2,569(1)     3,412
Paul A. Redmond(2)(4)..........................................................     32,413(5)    11,919(1)    44,332
General H. Norman Schwarzkopf..................................................      2,780                     2,780
B. Jean Silver.................................................................      4,188(6)                  4,188
Larry A. Stanley...............................................................        831        4,162(7)     4,993
R. John Taylor.................................................................      6,043        2,172(8)     8,215
Eugene Thompson -- retiring director(2)........................................     14,542                    14,542
All directors and executive officers as a group, including those listed above
 -- 20 individuals(9)..........................................................                              231,641

---------
(1)  Shares held in the Company's 401(k) Investment Plan.

(2) Mr. Eliassen and Directors Clack, Hagadone, Jepson, Meyer, Redmond, and Thompson each own 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corp., indirect subsidiaries of the Company. Also, each of these persons owns 107 stock options of Pentzer Jefferson Corp., except for Mr. Redmond who owns 11,358 stock options of Pentzer Jefferson Corp.

(3) Mr. Eliassen owns 4,500 stock options of Itron, Inc. (a corporation in which the Company's subsidiary, Pentzer Corporation, owns approximately 13% of the outstanding Common Stock).

(4) Mr. Redmond owns 2,500 shares (less than 1% of the outstanding shares) of Itron, Inc. Mr. Redmond also owns 5,500 stock options of Itron, Inc.

(5)  Mr. Redmond shares investment and voting power with his spouse.

(6)  Mrs. Silver shares investment and voting power with her spouse.

(7) Shares are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.

(8) Includes 1,200 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 332 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 640 shares held by Mr. Taylor as custodian for his children.

(9) The group of executive officers referred to above includes the Treasurer, Controller, and Corporate Secretary.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held nine Board meetings in 1994. The attendance during 1994 at all meetings of the Board and at all Board committee meetings was 98 percent.

    The Audit Committee assists the Board in overseeing financial reporting, corporate governance and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management and legal counsel, and reviews financial and operating reports. The Committee consists of Directors Meyer, Silver, Taylor, and Thompson (a retiring director), and held four meetings in 1994.

    The Compensation Committee considers and makes recommendations to the Board with respect to compensation and benefits of executive officers of the Company. The Committee consists of Directors Clack, Hagadone, Jepson, Schwarzkopf, and Stanley, and held four meetings in 1994.

    The Nominating Committee proposes candidates to be nominated by the Board to fill vacancies in the Board that may occur from time to time. The Committee will consider written recommendations for the Board of Directors which are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific annual meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Corporate Secretary of the Company, East 1411 Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.
Only non-employee Directors serve on the Committee. The Committee generally holds discussions of Board candidates in conjunction with regular Board meetings. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

                             EXECUTIVE COMPENSATION
         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS:

    The Company's Compensation Committee of the Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers. The Committee also establishes specific strategic corporate performance goals which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised entirely of Board members who are not employees of the Company.

    The Committee's primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible, and to provide compensation opportunities which are competitive in the marketplace.

    - Encourage decision-making that enhances shareholder value. The Committee believes that this objective is promoted by providing short-term and long-term incentives which include payment in the form of Company Common Stock.

    - Provide incentive opportunities which link corporate objectives and performance with executive pay.

    - Promote a close identity of interest between management and the Company's shareholders. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of financial goals, and by rewarding positive results through the payment of Company Common Stock.

    The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee believes that the Company's compensation plans support the Company's business mission and contribute to the Company's financial success.

    The Committee has not established a policy for the Company with respect to qualifying compensation paid to executive officers for deductibility under
Section 162(m) of the Internal Revenue Code of 1986.

COMPONENTS OF COMPENSATION

  BASE SALARY

    The Committee annually reviews each executive officer's base salary. The factors which influence Committee recommendations regarding base salary include: levels of pay among executives at other utilities, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge and job performance. The Committee considers some or all of these factors as it deems appropriate; there are no formal weightings given to any factor.

    The median increase to executive officers, other than Mr. Redmond, was 3.4% in 1994. The 1994 base salaries for executive officers of the Company are slightly below the average paid to similarly positioned executive officers of about 100 companies of diverse size, comprised of electric or electric and gas utility companies, utility parent companies, or diversified parent companies participating in the 1993 Edison Electric Institute (EEI) Executive Compensation Survey. This survey includes nearly all companies appearing in the published EEI Index in the Performance Graph. The EEI Compensation Survey is commonly used in the utility industry, and the Compensation Committee believes that it is an appropriate reference for executive salaries.

    With respect to the Chief Executive Officer's compensation in 1994, the Committee determined that a 3.4% increase in base salary for Mr. Redmond was also appropriate. This increase places Mr. Redmond's base salary above the median compared with that of other chief executive officers with similar responsibilities and broad leadership experience. Compensation data used in making decisions includes the EEI Compensation Survey and specific data for certain Northwest utilities. In addition, the Committee uses general industry data to provide a broad base of information from which to determine the Chief Executive Officer's compensation in light of the diversity of the Company's subsidiaries. Mr. Redmond's responsibilities not only include both electric and gas utility operations but also include subsidiary operations of a diverse nature, such as manufacturing of electronic data collection and automated meter reading equipment, real estate development, financial services, and manufacturing of retail advertising displays. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory commissions and public policy leaders. Mr. Redmond has served as CEO of the Company since 1984 and as Chairman and CEO since 1985. In addition, he was reappointed President in February, 1994. The Committee and the entire Board of Directors recognize and highly value Mr. Redmond's visionary leadership, breadth of knowledge, complex business and utility experience and outstanding performance, all of which have contributed significantly to the combined long-term success of the Company and its many subsidiaries (direct and indirect).

    Under Mr. Redmond's leadership, the Company achieved a number of corporate and financial goals in 1994:

    - Strong customer growth was again achieved in 1994 -- 7,000 new electric customers and 17,500 new natural gas customers were added.

    - Acquired retail electric properties in Sandpoint, Idaho -- an addition of 9,800 electric customers.

    - Successful negotiation of proposed merger with Sierra Pacific Resources. Shareholders overwhelmingly approved the proposed merger.

    - Construction completed on 176-megawatt natural gas-fired turbine project in Rathdrum, Idaho. Project completed on schedule and under budget.

    - Pentzer Corporation, the Company's wholly owned private investment firm, made two additional nonutility acquisitions -- The Form House, Inc., and Safety Speed Cut Mfg. Co., Inc. Subsidiary operations earned $13.6 million and contributed 25 cents, or 20 percent, to overall corporate earnings per share.

    - Despite the year-long challenges of mild weather and low streamflows, aggressive cost management and other efforts resulted in corporate earnings per share of $1.28.

    - The Company continued to maintain its competitive edge and remains one of the nation's lowest-cost energy providers, positioning the Company for the future.

  EXECUTIVE INCENTIVE COMPENSATION PLAN

    This plan provided the opportunity in 1994 for executive officers (other than Mr. Redmond who was covered by the CEO Incentive Stock Plan) to earn both annual and long-term incentives in addition to their salaries. The Compensation Committee each year establishes the target amounts as a specified percentage of the executive officer's salary. For 1994, such percentages ranged from 35% to 40%. In the event that individual and corporate goals (as more fully described under Annual Incentives and Long-Term Incentives) are achieved, an executive officer may be entitled to receive the full award and, in the event that individual performance goals have been exceeded, an executive officer may be entitled to receive up to 150% of such targeted percentage. The Committee believes that having as much as 40% of an executive officer's total compensation at risk also fosters achievement of the Company's short-term and long-term financial performance goals as set forth below.

    ANNUAL INCENTIVES. Each year, the Committee establishes short-term financial goals which relate to one or more indicators of corporate financial performance. Incentive awards are paid to participating executives under the Executive Incentive Compensation Plan only when the pre-designated financial goals are achieved. For 1994, the short-term incentive award opportunity was contingent upon attaining a pre-specified level of utility earnings per share. In addition, a portion of the executives' incentive opportunities was contingent upon meeting individual performance goals established for each executive.

    Payouts under the Executive Incentive Compensation Plan are made 50% in cash and 50% in Company Common Stock. The Committee believes that payment of a portion of the short-term incentive opportunity in the form of Company Common Stock helps strike a balance between the focus of executives on short-term and long-term corporate financial results.

    Short-term incentive payments, if any, are reflected in the Summary Compensation Table under the column entitled "Bonus." No short-term incentives were paid under the plan in 1994 since the utility earnings per share goal was not achieved.

    LONG-TERM INCENTIVES. Each year, the Committee establishes a long-term financial performance goal which must be achieved in order for executives to receive the targeted payout. This long-term financial goal is based upon increases in the value of shareholders' interests in the Company's Common Stock, measured against the median performance of the stocks of a peer group of electric and combination (electric and natural gas) utilities approved by the Board of Directors. For 1994, this peer group consisted of about 100 utilities all of which are included in the EEI Index used in the Performance Graph. The Committee has utilized this group of publicly traded utilities since 1987 for purposes of comparison in establishing and measuring results for the long-term incentive plan. Shareholder value is measured over a three-year period and is calculated by adding cash dividends and stock price appreciation over the performance period. For the three-year period ended 1994, the goal was to be within 90 to 110% of the peer group.

    The long-term performance focus is further encouraged through the payout of 50% of the awards under the Executive Incentive Compensation Plan in the form of Company Common Stock. Also, a portion of the executives' incentive opportunities are contingent upon meeting individual performance goals established for each executive.

    Long-term incentive payments, if any, are reflected in the Summary Compensation Table under the column entitled "Long-Term Incentive Payouts." No long-term incentives were paid to executive officers under the plan for 1994 since the shareholder value goal was not achieved.

  CEO INCENTIVE STOCK PLAN

    Mr. Redmond's incentive award under the CEO Incentive Stock Plan is based upon the degree of achievement of specific strategic corporate performance goals established by the Board of Directors. Mr. Redmond's award opportunity was established in 1992 and was based upon the attainment of pre-specified levels of annual corporate (utility and nonutility) earnings per share. The use of both utility and nonutility earnings per share reflects Mr. Redmond's responsibility for the utility as well as for the diverse nonutility subsidiary operations. Under the plan, Mr. Redmond would be granted 2,000 shares of Company Common Stock when annual earnings per share first equals or exceeds $1.38. For each additional 5 cents of annual corporate earnings per share attained for the first time, Mr. Redmond would be granted an additional 2,000 shares of Company Common Stock. When annual corporate earnings per share of $1.65 or greater are attained for the first time, Mr. Redmond would receive an additional grant of 22,000 shares of Company Common Stock. Long-term incentive payments under this plan, if any, are reflected in the Summary Compensation Table under "Long-Term Incentive Payouts." In 1993, corporate earnings per share reached $1.44 and, therefore, Mr. Redmond was granted 4,000 shares of Company Common Stock. No payout was made to Mr. Redmond under this plan for 1994 because corporate earnings per share did not reach $1.48, the next target before any additional award can be made under this plan.

    The Committee believes that the CEO Incentive Stock Plan provides an appropriate incentive for the achievement of challenging financial goals. The Committee further believes that the CEO Incentive Stock Plan provides a proper balance between short-term financial goals and long-term corporate goals by providing for payout of awards to Mr. Redmond entirely in the form of Company Common Stock.

  COMPENSATION FROM SUBSIDIARIES

    Mr. Redmond serves as Chairman of the Board of Pentzer Corporation, the Company's wholly owned private investment firm and the holding company for the majority of the Company's indirect subsidiaries. As reflected in the Summary Compensation Table, in 1994, the Board of Directors of Pentzer Corporation unanimously approved long-term incentive payouts to reward Mr. Redmond for his significant long-term contribution to the development and success of Pentzer's affiliate, Itron, Inc., and its former affiliate Itronix, Inc., culminating in a successful initial public offering of Itron Common Stock shares and the sale of Itronix. Mr. Redmond has been Chairman of the Board of Itron since 1984.

    Mr. Redmond also received option grants from certain subsidiaries of the Company during 1994, which are also shown in the Summary Compensation Table and the Option Tables. These grants were made by the boards of directors of the subsidiaries pursuant to various subsidiary incentive plans.

    None of the awards mentioned above were made by or subject to approval of the Compensation Committee of the Board of Directors of the Company.

SUMMARY

    Each year, the Committee reviews all elements of cash and non-cash compensation paid to all executive officers of the Company. The Committee manages all elements of executive pay in order to ensure that overall pay levels are consistent with those provided to similarly situated executives at the Company's competitors; however, depending on variables, such as meeting performance objectives for incentive plans, the Company's executive officers' total compensation could be equal to the median total pay for other executive officers one year, below another year, and above another year. The Committee reviews other companies' total compensation as reflected in survey data. The target for total compensation, generally, is at the median of that paid by other utilities. Finally, the Committee administers the Company's executive compensation plans to foster the Company's objectives of linking executive pay to improved Company financial performance and increased shareholder value.

                     Members of the Compensation Committee

       David A. Clack       Duane B. Hagadone       Robert S. Jepson, Jr.
              General H. Norman Schwarzkopf       Larry A. Stanley

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION(1)
                           --------------------------------------------------------------------------------
                                        SALARY($)                             BONUS($)
NAME AND PRINCIPAL               -----------------------     TOTAL    -------------------------     TOTAL
POSITION                   YEAR  UTILITY(2)   NONUTILITY   SALARY($)  UTILITY(2)    NONUTILITY    BONUS($)
-------------------------  ----  ----------   ----------   ---------  ----------   ------------   ---------
P.A. Redmond ............  1994   $338,767     $159,975     $498,742
  Chairman of the Board,   1993   $213,518     $270,649     $484,167               $286,815(3)    $286,815
  President & Chief        1992   $311,294     $149,123     $460,417
  Executive Officer
W.L. Bryan...............  1994   $176,976                  $176,976
  Senior Vice President    1993   $171,819                  $171,819               $ 20,699(10)   $ 20,699
  Rates & Resources        1992   $161,725                  $161,725
J.E. Eliassen............  1994   $144,462     $ 32,514     $176,976
  Vice President Finance   1993   $142,564     $ 29,255     $171,819
   &
  Chief Financial Officer  1992   $160,232     $  7,823     $168,055
R.D. Fukai...............  1994   $160,886                  $160,886
  Vice President           1993   $156,197                  $156,197
   Corporate
  Services, Human          1992   $152,776                  $152,776
   Resources & Marketing
N.J. Racicot.............  1994   $157,752                  $157,752
  Vice President           1993   $128,262                  $128,262
  Operations               1992   $106,509                  $106,509

                                               LONG-TERM COMPENSATION(1)
                           ------------------------------------------------------------------
                                                                 PAYOUTS
                                                         ------------------------
                                     AWARDS
                           ---------------------------     LONG-TERM INCENTIVE        TOTAL
                           RESTRICTED    SECURITIES             PAYOUTS($)          LONG-TERM
NAME AND PRINCIPAL           STOCK       UNDERLYING      ------------------------   INCENTIVE   ALL OTHER
POSITION                   AWARDS($)   OPTIONS/SARS(#)   UTILITY(2)   NONUTILITY    PAYOUTS($) COMP.($)(9)
-------------------------  ---------   ---------------   ----------   -----------   ---------  -----------
P.A. Redmond ............                  26,695(11)                 $828,661(7)    $828,661    $36,992
  Chairman of the Board,   $1,952(4)       43,975(5)     $70,950(6)   $385,161(8)    $456,111    $28,375
  President & Chief                                                                              $17,959
  Executive Officer
W.L. Bryan...............                                                                        $ 7,127
  Senior Vice President                                                                          $ 7,349
  Rates & Resources                                                                              $ 8,483
J.E. Eliassen............                   3,414(11)                                            $29,643
  Vice President Finance   $1,952(4)        2,606(5)                                             $14,940
   &
  Chief Financial Officer                                                                        $35,398
R.D. Fukai...............                                                                        $19,647
  Vice President                                                                                 $29,175
   Corporate
  Services, Human                                                                                $18,891
   Resources & Marketing
N.J. Racicot.............                                                                        $12,460
  Vice President                                                                                 $ 8,885
  Operations                                                                                     $ 4,669

---------
Notes to Summary Compensation Table:

(1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% of any cash awarded under the provisions of the Executive Incentive Compensation Plan. Deferred compensation is credited with interest at a nonpreferential rate.

(2) Only compensation charged to utility operations is recovered as an expense for ratemaking purposes.

(3) Amount received from Pentzer Corporation, the Company's wholly owned private investment firm, as a bonus in connection with the sale of Northwest Telecommunications, Inc.

(4) Mr. Redmond and Mr. Eliassen, as outside directors of Pentzer Corporation, were each granted (i) on December 31, 1992, 642 shares of restricted stock of Pentzer Jefferson Corp. and (ii) on February 26, 1993, 642 shares of restricted stock of Pentzer Financial Services Corporation. The restricted stock vests at the end of three years; vesting can be accelerated upon death, disability or change in control. No dividends are payable. Under certain circumstances, Messrs. Redmond and Eliassen can require the issuers to repurchase the stock at adjusted book value at the time of such repurchase. As of December 31, 1994, Messrs. Eliassen and Redmond each held a total of 1,284 shares of restricted stock (642 shares -- Pentzer Jefferson Corp. and 642 shares -- Pentzer Financial Services Corporation) valued at $4,879. No other named executive officers own any restricted stock.

(5) Option grants to Mr. Redmond received as a director of certain of the Company's indirect subsidiaries: Imfax -- 10,442; Pentzer Financial Services -- 10,733; Pentzer Jefferson Corp. -- 11,358; Itron -- 1,000 and Graphic Communications, Inc. -- 10,442.
    Option grants to Mr. Eliassen received as a director of certain of the Company's indirect subsidiaries; Imfax -- 696; Pentzer Jefferson Corp. -- 107; Pentzer Financial Services -- 107; Itron -- 1,000; and Graphic Communications, Inc. -- 696.

(6) The dollar value of 4,000 shares of Company Common Stock received as a long-term incentive payout under the CEO Incentive Stock Plan.

(7) Amount received from Pentzer Corporation as long-term incentive compensation in connection with the performance and sale of Common Stock of Itron, Inc., and its former affiliate, Itronix, Inc.

(8) Amount received from Pentzer Corporation as long-term incentive compensation in connection with the performance and subsequent sale of Pentzer Energy Services, Inc.

(9) Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program.
    Amounts for 1994 under the deferral plan were: Redmond -- $15,042; Bryan -- $1,689; Eliassen -- $986; Fukai -- $1,231; Racicot -- $893. Amounts for 1994
    under the 401(k) plan were: Redmond -- $6,750; Bryan -- $5,438; Eliassen -- $6,750; Fukai -- $6,750; Racicot -- $5,809. Amounts for 1994 under the One-Leave Program were: Redmond -- $0; Bryan -- $0; Eliassen -- $4,107 (48 hrs.); Fukai -- $11,666 (150 hrs.); Racicot -- $5,758 (80 hrs.). Includes
    1994 Itron director fees for Redmond of $15,200 and Eliassen of $17,800.

(10) From Pentzer Energy Services, Inc.

(11) Option grants to Mr. Redmond received as a director of certain of the Company's indirect subsidiaries: The Form House, Inc. -- 12,195; Safety Speed Cut Mfg. Co., Inc. -- 12,500; and Itron, Inc. -- 2,000. Option grants to Mr. Eliassen received as a director of certain of the Company's indirect subsidiaries: Form House -- 700; Safety Speed Cut -- 714; and Itron -- 2,000.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                                                                          APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                         OPTION TERM
--------------------------------------------------------------------------------------  --------------------
             (a)                     (b)             (c)            (d)         (e)        (f)        (g)
                                  NUMBER OF      % OF TOTAL
                                 SECURITIES     OPTIONS/SARS
                                 UNDERLYING      GRANTED TO     EXERCISE OR
                                OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION
NAME                             GRANTED(#)      FISCAL YEAR      ($/SH)       DATE      5% ($)     10%($)
------------------------------  -------------  ---------------  -----------  ---------  ---------  ---------
P.A. Redmond
  Itron.......................       2,000(2)           .9%      $   17.75   04/26/04   $  23,140  $  57,875
  Form........................      12,195(3)         24.4%      $   21.32   05/11/04   $ 163,535  $ 414,386
  Safety......................      12,500(4)         31.3%      $   15.54   07/25/04   $ 122,125  $ 309,625
J.E. Eliassen
  Itron.......................       2,000(2)           .9%      $   17.75   04/26/04   $  23,140  $  57,875
  Form........................         700(3)          1.4%      $   21.32   05/11/04   $   9,387  $  23,786
  Safety......................         714(4)          1.8%      $   15.54   07/25/04   $   6,976  $  17,686

---------
(1) No option grants were made by the Company. All grants referred to are options granted by indirect subsidiaries of the Company. The exercise price is at fair market value on the date of grant.
(2) Granted pursuant to the Itron Restated Stock Option Plan for Nonemployee Directors on April 26, 1994. 1,000 options were exercisable immediately upon grant; the second 1,000 options were granted subject to Itron shareholder approval at their 4/95 annual meeting, and will become exercisable upon such approval.
(3) Granted pursuant to The Form House, Inc., Stock Incentive Plan. Vests in whole on May 11, 1997 and shall be accelerated upon a change in control, death or permanent disability. The value of the stock options is based on book value per share.
(4) Granted pursuant to the Safety Speed Cut Mfg. Co., Inc., Stock Incentive Plan. Vests in whole on July 25, 1997 and shall be accelerated upon a change in control, death or permanent disability. The value of the stock options is based on book value per share.

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

             (a)                      (b)             (c)                    (d)                           (e)
                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                                                 OPTIONS/SARS AT FY-END (#)           AT FY-END ($)
                                                                 ---------------------------   ---------------------------
                                SHARES ACQUIRED      VALUE
NAME                            ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ---------------   ------------   -----------   -------------   -----------   -------------
P.A. Redmond..................                                     4,500(1)      68,670(2)      $52,600(1)    $276,996(3)
J.E. Eliassen.................      1,000(4)         $17,215       3,500(5)       4,020(6)      $35,260(5)    $ 16,492(3)

---------
(1) 2,500 Itron stock options valued at $17.34 per share ($2.91); 1,000 Itron stock options valued at $6.75 per share ($13.50); and 1,000 Itron stock options valued at $2.50 per share ($17.75), all at December 31, 1994.
(2) 1,000 Itron stock options; 10,442 Imfax stock options; 10,733 Pentzer Financial Services stock options; 11,358 Pentzer Jefferson stock options; 10,442 Graphic Communications stock options; 12,195 Form House stock options; and 12,500 Safety Speed Cut stock options.

(3) Itron stock options valued at $2.50 per share; Pentzer Financial Services stock options valued at $6.20 per share; Graphic Communications stock options valued at $14.46 per share; Form House stock options valued at $3.41 per share; and Safety Speed Cut stock options valued at $1.23 per share, all at December 31, 1994.

(4)  Itron stock options.

(5) 1,500 Itron stock options valued at $17.34 per share ($2.91); 1,000 Itron stock options valued at $6.75 per share ($13.50); and 1,000 Itron stock options valued at $2.50 per share ($17.75), all at December 31, 1994.

(6)  1,000  Itron stock options; 696 Imfax  stock options; 107 Pentzer Financial
     Services stock options;  107 Pentzer Jefferson  stock options; 696  Graphic
     Communications  stock options; 700 Form House stock options, and 714 Safety
     Speed Cut stock options.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                             ----------------------------------------------------------
REMUNERATION                                     15          20          25          30          35
-------------------------------------------  ----------  ----------  ----------  ----------  ----------
$125,000...................................  $   46,875  $   62,500  $   78,125  $   93,750  $   93,750
$150,000...................................  $   56,250  $   75,000  $   93,750  $  112,500  $  112,500
$175,000...................................  $   65,625  $   87,500  $  109,375  $  131,050  $  131,050
$200,000...................................  $   75,000  $  100,000  $  125,000  $  150,000  $  150,000
$225,000...................................  $   84,375  $  112,500  $  140,625  $  168,750  $  168,750
$250,000...................................  $   93,750  $  125,000  $  156,250  $  187,500  $  187,500
$300,000...................................  $  112,500  $  150,000  $  187,500  $  225,000  $  225,000
$400,000...................................  $  150,000  $  200,000  $  250,000  $  300,000  $  300,000
$450,000...................................  $  168,750  $  225,000  $  281,250  $  337,500  $  337,500
$500,000...................................  $  187,500  $  250,000  $  312,500  $  375,000  $  375,000
$550,000...................................  $  206,250  $  275,000  $  343,750  $  412,500  $  412,500
$600,000...................................  $  225,000  $  300,000  $  375,000  $  450,000  $  450,000

    The table  above  reflects benefits  pursuant  to the  Retirement  Plan  for
Employees   and  the  Supplemental  Executive  Retirement  Plan.  The  Company's
Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Total Salary" in the Summary Compensation Table.

    The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company who have attained the age of 55 and a minimum of 15 years of benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, other than the Chief Executive Officer, who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service, for each year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer who retires at age 65, of 3.0% of final average base earnings during the highest 36 consecutive months during the last 120 months of service, for each year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

    Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are as follows:

                                                                  YEARS OF
                                                                  CREDITED
NAME                                                               SERVICE
----------------------------------------------------------------  ---------
P.A. Redmond....................................................     29
W.L. Bryan......................................................     24
J.E. Eliassen...................................................     24
R.D. Fukai......................................................     22
N.J. Racicot....................................................     23

                             DIRECTORS COMPENSATION

    Directors who are not employees of the Company are paid an annual cash retainer plus $800 for each meeting of the Board of Directors or any committee meeting of the Board of Directors. For the period May 1994/April 1995, the annual cash retainer is $12,000. Directors who serve as Board committee chairpersons are paid an additional annual cash retainer of $2,000. In order to further align interests of Directors with those of Company shareholders and to continue to encourage increased equity ownership of the Company, non-employee Directors were each awarded in 1994, a one-time grant of 780 shares of Company Common Stock. The shares were purchased on the open market by an independent broker and the price per share of said Company Common Stock was $16.00. Directors who are also employees of the Company are not separately reimbursed as directors.

    Directors who are not employees of the Company are also afforded the opportunity to participate in the Executive Deferral Plan. The plan allows directors to defer not less than $2,000 of their annual compensation until their retirement or until their earlier termination, disability or death. Directors may defer up to 100 percent of all compensation and/or fees received. Deferred compensation is credited with interest semiannually at a nonpreferential rate.

    Directors who are not employees of the Company, upon request to the Company, are also reimbursed for the premium any such director is required to pay with respect to accident and health insurance covering such director and his/her dependents up to the contribution rate determined for employees participating in the Company's accident and health plan.

    Directors who are not employees of the Company also have available to them an Outside Director Retirement Plan. Outside directors with at least five years of service become eligible for normal retirement benefits upon the attainment of age 70. The normal retirement benefit equals 5 percent of the director's annual retainer fee for the calendar year in which the director resigns or otherwise terminates service multiplied by each full year of service not to exceed 20 years. A director with at least five years of service can elect to choose early retirement but, in such case, the normal retirement benefit is reduced by 4 percent for each year that the retirement precedes age 70. Benefits under the plan continue for the life of the director. The plan also provides for post-retirement and pre-retirement survivor benefits at the rate of 50 percent of the retirement benefit which would have otherwise been paid at the date of the eligible director's death. In addition, should disability occur prior to age 70, an eligible director is entitled to a disability benefit equal to the early retirement benefit. In the event of a change of control, an eligible outside director shall become immediately entitled to a normal retirement benefit and, upon any change in control, any outside director with at least one year of service shall become eligible for such benefit and will be credited with a minimum of five years of service. Further, all benefits being paid at the date of any change in control shall continue for the life of the outside director or his/her survivor.

               EMPLOYMENT AGREEMENTS AND OTHER COMPENSATORY PLANS

    EMPLOYMENT AGREEMENTS. On June 24, 1994, the Company entered into a three-year employment contract with Mr. Redmond. Also, in June 1994, Mr. Redmond entered into an employment agreement with Resources West, the Company, SPR, and SPPC to become effective upon consummation of the proposed merger ("Effective Time"). Pursuant to this agreement, Mr. Redmond will serve as Chairman of the Board (assuming his election to the board of directors by the stockholders) and Chief Executive Officer of Resources West from and after the Effective Time until January 1, 1999. At January 1, 1999, Mr. Redmond will retire as CEO if the Board of Directors shall have then designated Mr. Walter Higgins as the CEO of Resources West. From January 1, 1999 until January 1, 2002, Mr. Redmond will continue to serve as Chairman of the Board of Resources West (assuming his election by stockholders, as aforesaid) unless he shall have elected not to remain in the employment of Resources West. Pursuant to each of the employment agreements, Mr. Redmond will receive an annual base salary of not less than the amount of his then current base salary. Mr. Redmond will also be eligible to participate in all other incentive, stock option, performance award, savings, retirement, and welfare plans applicable generally to employees. The employment agreements also provide that if Mr. Redmond's employment is terminated (except a termination for Cause as defined in the agreements) or if Mr. Redmond terminates employment for Good Reason (as defined in the agreements), the company, or its successor, (a) will pay Mr. Redmond a cash amount equal to three times his annual base salary, (b) will pay the value of benefits to which he would have been entitled had he remained in employment until the end of the term of employment under the company's pension plan(s), supplemental executive retirement plan(s), disability plan(s), and such other benefit plan(s) as may be adopted from time to time, (c) will continue medical and welfare benefits for the life of Mr. Redmond and his spouse and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to any restricted stock, and any other types of awards shall vest in full and become immediately exercisable or payable, subject to proration of any awards that are subject to performance criteria. In no case will termination benefits payable exceed three times base salary less $1.

    In addition, on June 24, 1994, the Company entered into three-year employment contracts with Messrs. Bryan, Eliassen, Fukai, and Ms. Racicot. If the employment of any of these executive officers is terminated by the Company (except a termination for Cause or Disability as defined in the agreements) or the executive officer terminates employment for Good Reason (as defined in the agreements), the Company, or its successor, (a) will pay the executive officer (or his/her beneficiary) a cash amount equal to the sum of (i) the annual base salary through the end of the employment period and (ii) one month's salary for each year of service with the Company (with a minimum of 12 months' salary payable), (b) will continue medical and welfare benefits for the executive officer for 18 months, and (c) will pay whatever benefits the executive officer may be entitled to under various benefit plans to the extent unpaid, in accordance with the terms of the plans. In no case will termination benefits payable exceed three times base salary less $1.

    SUPPLEMENTAL EXECUTIVE DISABILITY PLAN. The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual wage at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, worker's compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable for a period of time not to exceed the earlier of the executive officer's date of retirement or age 65.

    EXECUTIVE INCOME CONTINUATION PLAN. In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

                     Comparison of Five Year Cumulative Total Returns --
                         Washington Water Power vs. Industry Indexes

Assumes $100 was invested in WWP and in each index on December 31, 1989 and that all dividends were reinvested when paid.

                                                                    Edison
                                                                   Electric      Washington
                                               Standard & Poor's   Institute        Water
                                                 500 Index (1)        (2)        Power (WWP)
                                               -----------------  -----------  ---------------
                                                   $  100.00       $  100.00      $  100.00
1990.........................................      $   96.90       $  101.37      $  105.24
1991.........................................      $  126.43       $  130.64      $  125.51
1992.........................................      $  136.06       $  140.59      $  143.65
1993.........................................      $  149.79       $  156.22      $  162.92
1994.........................................      $  151.76       $  138.15      $  130.26

---------
(1) A composite stock price index of 500 key companies in 90 industry groups divided into four major industry categories (industrials, utilities, financials, and transportations).

(2) A composite stock price index of 100 of the largest publicly-traded electric and combination (electric and natural gas) utilities.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors appoints the independent accountants that audit the financial statements of the Company. It's anticipated that the Board of Directors will formally appoint the independent accountants for continuing audit work in 1995 at their next board meeting. Deloitte & Touche LLP currently serves as such independent accountants, has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if he/she desires to do so, and such representative is expected to be available to respond to appropriate questions.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the year 1994, including financial statements, accompanies this Proxy Statement.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment or adjournments thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials for the 1996 Annual Meeting of Shareholders must be received by the Company no later than November 30, 1995.

    Such proposals should be directed to the Corporate Secretary of the Company, East 1411 Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

    The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Beacon Hill Partners, Inc., at a cost of $3,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 1994 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 31, 1995

Front Side
              THE WASHINGTON WATER POWER COMPANY COMMON STOCK PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned hereby appoints P.A. Redmond and T.L. Syms, and each of them, Proxies, with power of substitution to vote, as designated below, all the shares of Common Stock of The Washington Water Power Company held of record by the undersigned on March 16, 1995, at the Annual Meeting of Shareholders to be held on Thursday, May 11, 1995, or any adjournments thereof.

(1) Election of Directors: David A. Clack, Duane B. Hagadone, and Larry A. Stanley.

    (Mark only one box)
    / / VOTE FOR all nominees listed above, except as indicated below. If a vote is to be withheld from any nominee(s), write the name(s) in the space provided below.


_______________________________________________________________________________
    / / VOTE WITHHELD from all nominees.


(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.


_____________________________________     _____________________________________
Signature                        Date     Signature if held jointly        Date

Back Side

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Item 1, the Election of Directors. Sign exactly as name appears below.
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   APPENDIX TO THE ELECTRONIC FORMAT DOCUMENT

A map which describes the location and street directions to the Annual Meeting Site will be displayed on the page following the Chairman's letter to shareholders.